Amendment No. 1 to Pricing Supplement No.164 Dated
February 14, 1997                                    Rule 424(b)(3)
(To Prospectus dated July 12, 1996 and               File number: 333-7229
Prospectus Supplement dated November 8, 1996)

NationsBank Corporation
Senior Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue

Principal Amount:                                 $100,000,000
Issue Price:             100.00000%               $100,000,000
Commission or Discount:         0.36000%               $    360,000
Proceeds to Company:            99.64000%              $ 99,640,000

Agent:                   NationsBanc Capital Markets, Inc., as Agent

Original Issue Date:          February 18, 1997

Stated Maturity Date:         February 18, 2002

Cusip #:                 63858R-EK-3

Form:                         Book-entry only

Interest Rate:           Floating (see below)

Day Count:                    30/360

Base Rate:                    3.25%

Index Maturity:               Not Applicable

Spread:                  See below

Initial Interest Rate:        See below

Interest Reset Period:        Semi-annually

Interest Reset Dates:         18th of February and August, with the interest
                              rate commencing on each Interest Reset Date being the rate determined on the following Interest
                              Determination Date

Interest Determination Date:  Seventh Business Day preceding the Interest
                              Payment Date

Interest Payment Dates:       18th of February and August, commencing August 18,
                              1997 and ending on February 18, 2002, using the following Business Day convention with no adjustments to period end dates

Calculation Agent:       The Bank of New York

May the Notes be redeemed by the Company prior to maturity?      No

May the Notes be repaid prior to maturity at the option of the holder?     No

Discount Note?                                    No


Interest:

     For each Interest Payment Period, interest payable on the Notes will be adjusted for changes in the level of inflation at specified dates associated with such Interest Payment Period. The index for measuring the inflation rate at such specified dates for purposes of calculating the interest payable on the Notes will be the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers ("CPI" or "CPI-U") published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the "BLS"). The actual amount received on any Interest Payment Date will depend on the difference between the Reference CPI (as defined below) for the current Interest Payment Period and the Reference CPI for the prior Interest
Payment Period. In accordance with the formula below, the per annum rate of interest payable on the Notes on an Interest Payment Date will exceed 3.25% if the Reference CPI for that Interest Payment Date has increased relative to the Reference CPI for the immediately preceding Interest Payment Date. The per annum rate of interest payable on the Notes on an Interest Payment Date will be less than 3.25% if the Reference CPI for that Interest Payment Date decreased relative to the reference CPI for the immediately preceding Interest Payment Date, but will not be less than 0%. If the Reference CPI for the relevant Interest Payment Date has remained the same relative to the Reference CPI for the immediately preceding Interest Payment Date, the per annum rate of interest payable on the Notes for that Interest Payment Date will be 3.25%.

     The CPI is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors' and dentists' services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns.

     The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. For example, if the CPI for the 1982-84 reference period is 100.0, an increase of 16.5 percent from that period would be shown as 116.5. The base reference period for the Notes will be the 1982- 1984 average equal to 100.0.

     For any given Interest Payment Period, the interest payable on the Notes will be calculated in accordance with the following formula but, in no event, shall it be less than zero:

                             180       Reference CPIn
    Principal x [(3.25% x ----------)+(----------------  -1)]
                             360       Reference CPIn-1

     "Reference CPI" for the first day of any calendar month is the CPI for the third preceding calendar month, as reported by BLS in the second preceding calendar month. For example, the Reference CPI applicable to April 1 in any year is the CPI for January, which is reported in February.

     "Reference CPIn" shall mean the sum of (i) the Reference CPI applicable to the Interest Payment Month (as defined below) and (ii) the product of (A) the difference between the Reference CPI applicable to the month immediately following the Interest Payment Month and the Reference CPI applicable to the Interest Payment Month and (B) the ratio of the actual number of days in the Calculation Period (as defined below) to the actual number of days in the Interest Payment Month.

     "Reference CPIn-1" shall mean the Reference CPIn applicable to the immediately preceding Interest Payment Period.

     "Calculation Period" for purposes of determining Reference CPIn and Reference CPIn-1 , shall mean the period commencing with the first day of the Interest Payment Month and ending with but not including the Interest Reset Date.

     "Interest Payment Month" shall mean the month in which the applicable Interest Payment Date falls.

     In connection with the above calculation, intermediate calculations will be truncated to six decimal places and rounded to five decimal places.

     The following is a hypothetical example of the interest calculation for the Notes for a given Interest Payment Period using hypothetical CPI-U data and the indicative spread of 325 basis points:

Settlement Date:         February 18, 1997
First Coupon Date:  August 18, 1997
Spread over CPI-U:  325 basis points
Principal:               $100,000,000


CPI-U              Nov-96        Dec-96        May-97    Jun-97
  (hypothetical)   158.690       158.693       160.807   161.246
Reference CPIn-1 = Reference CPI2/14/97
     = CPI-UNov+(CPI-UDec-CPI-UNov)*(Feb 18-Feb 1)/(actual # of days in Feb)) = 158.690 + (158.693-158.690)*17/28
     = 158.69182

Reference CPIn =  Reference CPI8/18/97
     =  CPI-UMay + (CPI-UJun-CPI-UMay)*((Aug 18- Aug1)/(actual # of days in
          Aug))
     =  160.807 + (161.246 - 160.807)*17/31
     =  161.04774

CPI Component  =  (161.04774/158.69182)-1
               =  1.48459%

Spread              = 3.25%

First Coupon        =  $100,000,000 [(3.25%)(180/360) + (1.48459%)]
  (hypothetical)    =  $100,000,000 [3.10959%]
                    =  $3,109,590.00

First Coupon per $1,000  =  $31.0959
  (hypothetical)



     THE FOREGOING EXAMPLE IS ILLUSTRATIVE ONLY. NO REPRESENTATION IS MADE AS TO WHAT THE FIRST INTEREST PAYMENT, OR ANY INTEREST PAYMENT, ON THE NOTES WILL BE.


Index Contingencies:

     If a previously reported CPI is revised, the previously reported CPI will continue to be used in calculating the interest payments on the Notes.

     If the CPI is rebased to a different year and 1982-84 CPI is no longer used, the base reference period for the Notes will continue to be the 1982-84 reference period as long as that CPI continues to be published. If such CPI is no longer published, and the discontinuation of publication occurs before the maturity date of the U.S. Treasury 10-Year Inflation-Indexed Notes, Series A-2007 dated, 3 3/8%, CUSIP Number 9128272M3 (the "Inflation- Linked Treasuries"), the base reference period will be that used for the Inflation-Linked Treasuries.

     If the monthly CPI required for interest calculation is not available by the interest determination date, the Reference CPI for such month shall be based on the previous twelve-month change in the CPI available. For example, if the CPI for the month M is not available, the formula for calculating the index number to be used is:

Ref CPIM =  CPIM-1 x [CPIM-1/CPIM-13]1/12

     If, while the Notes are outstanding, the CPI is discontinued, or substantially altered before the maturity date of the Inflation-Linked Treasuries, the applicable substitute index for the Notes will be that chosen by the Secretary of Treasury for the Inflation-Linked Treasuries as described in the 6Z Federal Register 846-874 (January 6, 1997), or, if the Secretary of Treasury has failed to substitute an appropriate alternative index for the CPI in such circumstances, as of an Interest Determination Date preceding an Interest Payment Date, then the CPI Component for such Interest Payment Date shall be the CPI Component determined with respect to the Interest Payment Date preceding such Interest Payment Date.


                    INVESTMENT CONSIDERATIONS

Interest Variability

     An investment in the Notes involves factors not associated with an investment in a fixed interest security. Such factors may include, without limitation, the possibility that the inflation index may be subject to significant changes, that changes in the index may or may not correlate to changes in interest rates generally or with changes in other indices, that the resulting interest may be greater or less than that payable on other securities of similar maturities, and that, in the event of sustained deflation, the amount of the semi-annual interest payments may decrease. The interest calculation for the Notes incorporates a three-month lag period on the CPI which may have an impact on the trading prices of the Notes, particularly during periods of significant, rapid changes in the CPI.

     Holders of Notes will receive interest payments that will be affected by changes in the CPI. Such changes may be significant. Changes in the CPI are a function of the changes in consumer prices over time which result from the interaction of many factors over which the Issuer has no control.


                            UNITED STATES TAXATION

     It is not expected that the Notes will be treated as issued with original issue discount. The Company intends to treat the Notes as variable rate debt instruments that provide for interest at an objective rate as described in United States Taxation in the Prospectus Supplement.




CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.